UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 24, 2012

GREEKTOWN SUPERHOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53921	27-2216916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

555 East Lafayette, Detroit, Michigan 48226

(Address of Principal Executive Offices) (Zip Code)

(313) 223-2999

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry into a Material Definitive Agreement

On May 24, 2012, Greektown Superholdings, Inc. (the "Company") and Comerica Bank executed an amendment (the "Amendment") to the Company’s revolving loan agreement with Comerica Bank. The Amendment, which had been approved by the Michigan Gaming Control Board earlier this month, increased the aggregate principal amount available under the facility by $15.0 million to $45.0 million. Any borrowings under the additional $15.0 million commitment are required to fund expenditures relating to the new valet parking facility, and are to be repaid in quarterly installments equal to 1/20th of the amount advanced, commencing on the earlier of July 1, 2013 and the first month after the parking facility’s completion date. The interest rate applicable to borrowings under the $45.0 million commitment is equal to LIBOR plus 2.25% (under the LIBOR option set forth in the agreement) or the prime rate less .25% (under the prime rate option set forth in the agreement), provided that the Company’s leverage ratio remains in excess of 4.0:1.0. The Amendment does not modify the term of the revolving loan agreement, which expires on December 30, 2013, unless renewed or extended. The Amendment also, among other things, (i) excludes capital expenditures relating to the valet parking facility from the Fixed Charge Coverage Ratio calculation not to exceed $25.7 million; and (ii) eliminates the June 30, 2012 outside date for the release of certain liens relating to the Company’s Trappers Alley parcel in favor of an undertaking to use commercially reasonable efforts to have such liens released. This summary of the Amendment is qualified in its entirety by reference to the Amendment which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

ITEM 8.01    Other Items

ITEM 9.01     Financial Statements and Exhibits

(d) Exhibit

Exhibit No.	Description

10.1	Amendment No. 3 to the Comerica Bank Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 30, 2012

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Michael Puggi
Name:	Michael Puggi
Title:	President, Chief Executive Officer